Exhibit 3.235

ARTICLES OF ORGANIZATION

OF

GENESIS TECHNOLOGY PARTNERS, LLC

The undersigned, for the purposes of organizing a limited liability company under the Nebraska Limited Liability Company Act, does hereby certify and adopt the following Articles of Organization:

ARTICLE I.

Name

The name of the Company shall be Genesis Technology Partners, LLC

ARTICLE II.

Duration

The period of duration of the Company shall be perpetual.

ARTICLE III.

Purposes

The purposes for which the Company is organized are to engage in or undertake any and all lawful business or enterprise whatsoever, and conduct any and all lawful activities which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its Members.

ARTICLE IV.

Principal Place of Business

The address of the Company’s principal place of business in Nebraska is 13808 “F” Street, Omaha, Nebraska 68137.

ARTICLE V.

Registered Agent

The street address of the initial registered office of the Company is 10050 Regency Circle, Suite 200, Omaha, Nebraska, 68114, and the name of the initial registered agent at such address is Thomas R. Pansing, Jr.

ARTICLE VI.

Contributions to Capital

The total amount of cash contributed to capital is $100; and a description and agreed value of property other than cash contributed is as follows: none. No member has agreed to make additional contributions to the Company.

ARTICLE VII.

Additional Members

The members of the Company shall have the right to admit additional members from time to time, upon approval by a majority in interest of the members, and upon such additional terms and conditions of admission as may be determined by the members.

ARTICLE VIII.

Continuation of Business

In the event of the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member or on the occurrence of any other event which terminates the continued membership of a member in the Company, the then remaining members of the Company shall have the right to continue the business of the Company by the consent of at least a majority in interest of the remaining members.

ARTICLE IX.

Management

Management of Company shall be vested in its members in proportion to their interests in the capital of the Company, as determined by the Operating Agreement. The names and addresses of the members are as follows:

Cassling Diagnostic Imaging, Inc.

13808 “F” Street

Omaha, NE 68137-1102

ARTICLE X.

Indemnification

The Company shall provide indemnification of Members and other persons from and against liabilities, costs and expenses arising or resulting in any manner, directly or indirectly, from or in connection with authorized conduct of the business of the Company in accordance with the terms of the Operating Agreement.

Executed in duplicate by the undersigned on the 1 day of September, 1998.

CASSLING DIAGNOSTIC IMAGING, INC.,
Incorporator and Member

By:	/s/ Mike Cassling
Title:	President